Exhibit 10.1

PURCHASE AND SALE AGREEMENT

PXP Texas Limited Partnership,

a Texas limited partnership,

PXP Gulf Coast Inc.,

a Delaware corporation

and

PXP Louisiana LLC,

a Delaware limited liability company

(collectively, the “Sellers”)

and

XTO Energy Inc.,

a Delaware corporation

(the “Buyer”)

March 31, 2005

PURCHASE AND SALE AGREEMENT

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	SALE AND PURCHASE OF PROPERTIES	6

ARTICLE 3	PURCHASE PRICE	7
3.1.	Purchase Price	7

ARTICLE 4	ADJUSTMENTS TO PURCHASE PRICE	8
4.1.	Increases in Purchase Price	8
4.2.	Decreases in Purchase Price	8

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF SELLERS	9
5.1.	Organization	9
5.2.	Authority	9
5.3.	No Conflict	9
5.4.	Enforceability	9
5.5.	Contracts	9
5.6.	Litigation and Claims	10
5.7.	Finder’s Fees	10
5.8.	Sale Contracts	10
5.9.	Notices	10
5.10.	Imbalances	10
5.11.	Property Obligations	10
5.12.	Property Operation	10
5.13.	Take-or-Pay	10
5.14.	Taxes	11
5.15.	Timely Receipt	11
5.16.	Timely Payment	11
5.17.	Outstanding Obligations	11
5.18.	Material Differences	11

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF BUYER	11
6.1.	Organization	11
6.2.	Authority	11
6.3.	No Conflicts	12
6.5.	Enforceability	12
6.6.	Basis of Buyer’s Decision; Property Review	12
6.7.	Buyer’s Experience and Counsel	12
6.8.	Closing Funds	12
6.9.	No Further Distribution	12
6.10.	Buyer’s Ability to Take Title	12
6.11.	Buyer’s Ability to Operate	13
6.12.	Finder’s Fees	13

i

ARTICLE 7	COVENANTS OF SELLER	13
7.1.	Conduct of Business Pending Closing	13
7.2.	Access	14
7.3.	Satisfaction of Conditions	14

ARTICLE 8	COVENANTS OF BUYER	14
8.1.	Satisfaction of Conditions	14

ARTICLE 9	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER	14
9.1.	Representations and Warranties	14
9.2.	Covenants	14
9.3.	No Litigation	14
9.4.	Consents	15

ARTICLE 10	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER	15
10.1.	Representations and Warranties	15
10.2.	Covenants	15
10.3.	No Litigation	15
10.4.	Consents	15
10.5.	Release of Liens	15

ARTICLE 11	TITLE MATTERS	15
11.1.	Title Defect Notice	15
11.2.	Determination of Title Defects and Defect Values	16
11.3.	Calculation of Defect Value	16
11.4.	Exclusion of Properties Subject to Title Defects	17
11.5.	Purchase Price Adjustment for Title Benefits	17

ARTICLE 12	ENVIRONMENTAL MATTERS	17
12.1.	Presence of Wastes, NORM, Hazardous Substances and Asbestos	17
12.2.	Environmental Assessment	18
12.3.	Notice of Adverse Environment Conditions	18
12.4.	Determination of Adverse Environmental Conditions and Remediation Values	18
12.5.	Exclusion of Properties Subject to Adverse Environmental Conditions	20

ARTICLE 13	SUSPENSE FUNDS HELD BY SELLER	20
13.1.	Suspense Funds Held By Seller	20

ARTICLE 14	CLOSING	21
14.1.	The Closing	21
14.2.	Closing Statement	21
14.3.	Closing Deliveries	21

ARTICLE 15	POST-CLOSING ADJUSTMENTS	22
15.1.	Final Settlement Statement	22
15.2.	Arbitration	22
15.3.	Payment of Final Purchase Price	22

ARTICLE 16	ALLOCATION OF RISK	23
16.1.	Sellers’ Indemnity	23
16.2.	Survival of Sellers’ Representations and Warranties	23
16.3.	Buyer’s Indemnity	23
16.4.	Assumption by Buyer	24
16.5.	Limitations of Warranties	24
16.6.	Gas Balancing	25

ARTICLE 17	RISK OF LOSS	26
17.1.	Casualty Loss	26
17.2.	Buyer’s Risk of Loss	26

ARTICLE 18	TERMINATION AND REMEDIES	26
18.1.	Termination	26
18.2.	Effect of Termination	27
18.3.	Remedies	27

ARTICLE 19	ADDITIONAL COVENANTS	27
19.1.	Further Assurances	27
19.2.	Access to Records by Seller	28
19.3.	Use of Sellers’ Name	28
19.4.	Sellers’ Employees	28

ARTICLE 20	ARBITRATION	28
20.1.	Determination	28
20.2.	Decision Binding	29

ARTICLE 21	MISCELLANEOUS	29
21.1.	Notice	29
21.2.	Governing Law	30
21.3.	Assignment	30
21.4.	Entire Agreement	30
21.5.	Amendment; Waiver	30
21.6.	Severability	30
21.7.	Construction	30
21.8.	Confidentiality	31
21.9.	Headings	31
21.10.	Counterparts	31
21.11.	Expenses, Fees and Taxes	31
21.12.	Laws and Regulations	31
21.13.	Tax-Deferred Exchange Option	32
21.14.	Public Announcements	32

Exhibits and Schedules:

Exhibit A:	Leases
Exhibit B:	Wells
Exhibit C:	Form of Assignment

Schedule 5.3	Consents; Preferential Purchase Rights
Schedule 5.5	Material Contracts
Schedule 5.6	Litigation
Schedule 5.10	Gas Imbalances
Schedule 5.17	Obligations

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into on March 31, 2005, by and among PXP Texas Limited Partnership, a Texas limited partnership (“PXP Texas”), PXP Gulf Coast Inc., a Delaware corporation (“PXP Gulf Coast”), and PXP Louisiana LLC, a Louisiana limited liability company (“PXP Louisiana,” and together with PXP Texas and PXP Gulf Coast, “Sellers”) and XTO Energy Inc., a Delaware corporation (“Buyer,” and together with Sellers, the “Parties”).

ARTICLE 1

DEFINITIONS

“Adverse Environmental Condition” means any contamination or condition exceeding regulatory limits and not otherwise authorized by permit or law, resulting from any discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching or any other activities on, in or from any Property, or the migration or transportation from other lands to any Property, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances subject to regulation relating to the protection of the environment that require remediation based upon the condition at the Effective Time pursuant to any current federal, state or local laws or statutes, including the Environmental Laws.

“Adverse Environmental Condition Notice” is defined in Section 12.3.

“Adverse Environmental Condition Removal” is defined in Section 12.5.

“Agreement” is defined in the preamble.

“Allocated Value” with respect to any Property means the value allocated to Sellers’ interest in such Property as set forth on Exhibit B.

“Assignment” is defined in Section 14.3.1.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in Houston, Texas, are generally authorized or obligated, by law or executive order, to close.

“Buyer” is defined in the preamble.

“Buyer Group” means Buyer, its affiliates and their respective employees, officers, directors, agents and representatives.

“Buyer’s Suspense Account” is defined in Article 13.

“Casualty Loss” is defined in Section 17.1.

“Claim” means any loss, cost or expense (including reasonable attorneys’ fees, experts’ fees and court costs), damage, obligation, claim, liability or cause of action caused by, relating to or arising out of any lawsuit, regulatory or administrative action whose basis is the violation of any law or regulation.

“Closing” is defined in Section 14.1.

“Closing Date” is defined in Section 14.1.

“Confidentiality Agreement” is defined in Section 21.4.

“Contract” is defined in Section 2.1.3.

“Data” is defined in Section 7.2.

“Defect Notification Deadline” means 5:00 p.m., Houston, Texas time, on May 10, 2005.

“Defect Value” means, with respect to each Property that is agreed or determined to be subject to a Title Defect, the lesser of (a) the Allocated Value of the Property subject to such Title Defect and (b) the amount determined in accordance with Section 11.2.2 with respect to such Title Defect.

“Easement” is defined in Section 2.1.4.

“Effective Time” is defined in Section 2.1.

“Environment Defects Notice” is defined in Section 12.3.

“Environmental Laws” means all applicable laws and regulations concerning or relating to the pollution or protection of the environment, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as such laws may be amended from time to time and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder.

“Facilities” is defined in Section 2.1.2.

“Final Settlement Statement” is defined in Section 15.1.

“GAAP” means United States generally accepted accounting principles.

“Good and Defensible Title” means such title to the Properties that (a) entitles Sellers to receive not less than the Net Revenue Interests set forth in Exhibit B in all Hydrocarbons produced from the Wells, units or Leases described in Exhibit B and (b) obligates Sellers to bear not more than the Working Interest set forth in Exhibit B in the Wells, units or Leases described in Exhibit B (unless there is a corresponding increase in the Net Revenue Interest) and (ii) is free and clear of all liens and encumbrances, except for Permitted Encumbrances.

“Hydrocarbons” means oil, gas, natural gas liquids, condensate and related hydrocarbons.

“Lease” is defined in Section 2.1.

“Liquidated Title Defect Payment” is defined in Section 11.3.2.

“Land” is defined in Section 2.1.1.

“Loss” means all damages, losses, liabilities, obligations, payments, amounts paid in settlement, fines, penalties, costs (including reasonable fees and expenses of attorneys, accountants and other professional advisors, as well as of expert witnesses, and other costs of investigation, preparation and litigation in connection with any pleading, claim, demand or other action) of any kind or nature whatsoever, whether known or unknown, contingent or vested, or matured or unmatured.

“Material Adverse Effect” means a material adverse effect on the ownership, use or value of the Properties, taken as a whole.

“Material Contract” is defined in Section 5.5.

“Minimal Defect” means any individual Title Defect with a Defect Value of less than the greater of (a) 2% of the Allocated Value of the Property affected thereby or (b) $10,000, or any individual Adverse Environmental Condition with a Remediation Value of less than the greater of (x) 2% of the Allocated Value of the Property affected thereby or (y) $10,000.

“Net Revenue Interest” means Sellers’ interest in and to all production of Hydrocarbons saved, produced and sold from any Well, unit or Lease described in Exhibit B after giving effect to all valid lessor’s royalties, overriding royalties, production payments, carried interests, liens and other encumbrances or charges against production therefrom.

“NORM” means naturally occurring radioactive material.

“Outside Date” is defined in Section 14.1.

“Party” is defined in the preamble.

“Permit” is defined in Section 2.1.6.

“Permitted Encumbrances” means:

(a) Lessors’ royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of the burdens does not operate to reduce Sellers’ Net Revenue Interest in a Well, unit or Lease described in Exhibit B below the Net Revenue Interest for such Well, unit or Lease set forth in Exhibit B or operate to increase Sellers’ Working Interest in a Well, unit or Lease described in Exhibit B to more than the Working Interest for such Well, unit or Lease set forth in Exhibit B;

(b) Division orders and sales contracts terminable without penalty upon no more than 30 days notice to the purchaser;

(c) Required third-party consents to assignment and similar agreements with respect to which waivers or consents (i) are obtained from the appropriate parties or (ii) are routinely obtained after Closing for transactions of this nature;

(d) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax and other similar liens or charges arising in the ordinary course of business for obligations (i) that are not delinquent or that will be paid and discharged in the ordinary course of business or (ii) if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing and for which Sellers indemnify Buyer subsequent to Closing;

(e) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(f) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with oil and gas operations to be conducted on any Well or Lease;

(g) All (i) operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Properties that are contained in Sellers’ files or (ii) compulsory or commissioner’s pooling or units; provided that the effect of any such documents will not reduce Sellers’ interest with respect to oil and gas produced from any Well, unit or Lease below the Net Revenue Interest set forth in Exhibit B, or increase such Sellers’ Working Interest in such Well, unit or Lease to more than the Working Interest set forth in Exhibit B for such Well, unit or Lease (unless there is a corresponding increase in the Net Revenue Interest);

(h) Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(i) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of any governmental authority;

(j) The terms and conditions of the Leases, and of all agreements that are contained in Sellers’ files or that are recorded in the public records of the appropriate jurisdiction and which do not reduce Sellers’ interest with respect to oil and gas produced from any Well, unit or Lease below the Net Revenue Interest set forth in Exhibit B for such Well, unit or Lease, or increase Sellers’ Working Interest in such Well, unit or Lease to more than the Working Interest set forth in Exhibit B for such Well, unit or Lease (unless there is a corresponding increase in the Net Revenue Interest);

(k) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Properties which individually or in the aggregate are not such as to interfere materially with the operation, value or use of any of the Properties, could not reasonably be expected to prevent or delay Buyer from receiving the proceeds of production from any of Well, unit or Lease and which do not reduce Sellers’ interest with respect to Hydrocarbons produced from any Well, unit or Lease below the Net Revenue Interest set forth in Exhibit B for such Well, unit or Lease, or increase Sellers’ Working Interest in such Well, unit or Lease to more than the Working Interest set forth in Exhibit B for such Well, unit or Lease (unless there is a corresponding increase in the Net Revenue Interest);

(l) Any Title Defects that constitute Minimal Defects; and

(m) Any Title Defects Buyer has expressly waived in writing or which are deemed to have become Permitted Encumbrances under Section 11.1.

“Preliminary Purchase Price” is defined in Section 14.2.

“Property” is defined in the last sentence of Section 2.1.

“Purchase Price” is defined in Section 3.1.

“PXP Gulf Coast” is defined in the preamble.

“PXP Louisiana” is defined in the preamble.

“PXP Texas” is defined in the preamble.

“Record” is defined in Section 2.1.7.

“Remediation Value” is defined in Section 12.3.

“Routine Government Approvals” is defined in Section 5.2.

“Sellers” is defined in the preamble.

“Seller Group” means Sellers, their affiliates and the respective employees, officers, directors, agents and representatives of Sellers and their affiliates.

“Sellers’ Knowledge” means the actual knowledge of any of Thomas Gladney, Marc Hensel, Richard Pendleton, Jim Rumsey, John Stanford, Bud Simmons or Marc Ernest.

“Sellers’ Retained Liabilities” is defined in the last sentence of Section 16.1.

“Tax Deferred Exchange” is defined in Section 21.13.

“Title Benefit” is defined in Section 11.5.

“Title Defect” is defined in Section 11.1.

“Title Defect Notice” is defined in Section 11.1.

“Title Defect Removal” is defined in Section 11.4.

“Uncured Title Defect” means any Title Defect, other than a Minimal Defect, neither removed pursuant to a Title Defect Removal, nor cured, not later than two Business Days prior to Closing.

“Uncured Title Defects Value” means the Aggregate Defect Value for all Uncured Title Defects minus the aggregate value of all Title Benefits.

“Unremedied Adverse Environmental Condition” means any Adverse Environmental Condition, other than a Minimal Defect, that has not been removed pursuant to an Adverse Environmental Condition Removal, and for which Seller has not elected to remediate under Section 12.4.3.

“Unremedied Adverse Environmental Conditions Value” means the aggregate Remediation Value of all Unremedied Adverse Environmental Conditions.

“Well” is defined in Section 2.1.2.

“Working Interest” means, with respect to the Wells, units or Leases set forth in Exhibit B, Sellers’ interest in and to the full and entire leasehold estate created under and by virtue of the Leases and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid lessor’s royalty, overriding royalties, production payments, carried interests, liens, or other encumbrances or charges against production therefrom insofar as such interest in said leasehold estate is burdened with the obligation to bear and pay costs of operations.

ARTICLE 2

SALE AND PURCHASE OF PROPERTIES

2.1. Subject to the terms and conditions herein set forth, Sellers agree to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Sellers at the Closing, but effective as of 7:00 A.M. on January 1, 2005 (the “Effective Time”), all of Sellers’ right, title and interest in and to the following:

2.1.1. The oil, gas and mineral leases, and the leasehold estates created thereby, described in Exhibit A (collectively, the “Leases”), and all of the lands covered by the Leases (“Lands”), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Lands being a part thereof, all production from the pool or unit allocated to any such Lands; and all interests in any wells within the pool or unit associated with the Lands;

2.1.2. All producing, non-producing, shut-in and abandoned oil and gas wells, salt water disposal wells, injection wells, and water wells located on the Leases or lands pooled or unitized therewith, including the wells described in Exhibit B and the proration units associated therewith (“Wells”), the Leases, or portions thereof, associated with proved undeveloped reserves separately identified as individual Properties in Exhibit B and all pipelines, personal property, equipment, fixtures, and improvements located on and appurtenant to the Leases and Lands or elsewhere insofar as they are used or obtained in connection with the operation of the Leases or relate to the production, treatment, sale, or disposal of Hydrocarbons or water produced from the Leases or Lands or attributable thereto (the “Facilities”);

2.1.3. All farmout and farmin agreements, operating agreements, production sales and purchase contracts, saltwater disposal agreements, surface leases, division and transfer orders, and (to the extent transferable by Sellers without material restrictions under third party agreements) all other contracts, contractual rights, interests and other agreements covering or affecting any or all of the Leases, Lands, Wells and Facilities (the “Contracts”);

2.1.4. All easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the Leases, Lands, Wells and Facilities (the “Easements”);

2.1.5. All Hydrocarbons (or the proceeds from the sale of Hydrocarbons) produced after the Effective Time attributable to Sellers’ interest in the Leases, Lands, Wells, Facilities and Contracts;

2.1.6. All environmental and other governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Leases, Lands, Wells and Facilities (the “Permits”); and

2.1.7. To the extent transferable without material restriction or payment of a transfer or licensing fee under third party agreements, all books, files, records, correspondence, studies, surveys, reports, geologic, proprietary geophysical and seismic data (including raw data and any interpretative data or information relating to such geologic, geophysical and seismic data) and other data in the actual possession or control of Sellers and relating to the operation of the Leases, Lands, Wells and Facilities, including all title records, customer lists, supplier lists, sales materials, promotional materials, operational records, technical records, production and processing records, division order and lease right-of-way files, accounting files and contract files (the “Records”).

All of the real and personal properties, rights, titles, and interests described in Sections 2.1.1 through 2.1.7, subject to the limitations and terms expressly set forth herein and in Exhibits A and B, are hereinafter collectively called the “Properties” or, individually, a “Property.”

ARTICLE 3

PURCHASE PRICE

3.1. Purchase Price. The total purchase price for all of Sellers’ interest in the Properties shall be Three Hundred Fifty Million Dollars ($350,000,000) (the “Purchase Price”), subject to any applicable adjustments as hereinafter provided.

ARTICLE 4

ADJUSTMENTS TO PURCHASE PRICE

The Purchase Price shall be adjusted as follows:

4.1. Increases in Purchase Price. The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

4.1.1. The amount of costs and expenses actually paid or to be paid by Sellers and their affiliates related to owning, operating, producing and maintaining the Properties from the Effective Time to the Closing Date, including capital expenditures, plus a fixed overhead charge of $325,000 per month, which shall be in lieu of any per-well COPAS administrative charges on wells operated by any Seller or any affiliate of Sellers;

4.1.2. The amount of all prepaid expenses, including ad valorem, property and similar taxes and assessments based upon or measured by ownership, relating to the Properties, paid by Sellers and attributable to periods of time after the Effective Time;

4.1.3. The amount of all upward adjustments to the Purchase Price provided for in this Agreement; and

4.1.4. The value of (a) all oil and other Hydrocarbons in pipelines or in tanks above the pipeline sales connection, in each case at the Effective Time that is credited to the Properties and not sold by Sellers prior to Closing, (b) all unsold inventory of gas plant products attributable to the Properties at the Effective Time and not sold by Sellers prior to Closing, each such value to be the market or, if applicable, the contract price in effect as of the Effective Time, less any applicable severance taxes and royalties and (c) all gas imbalance volumes owed to a Seller by a third party as of the Effective Time as reflected on Schedule 5.10, multiplied by $3.50 per mmbtu.

4.2. Decreases in Purchase Price. The Purchase Price shall be decreased by an amount equal to the sum of the following amounts:

4.2.1. The amount of all proceeds paid or to be paid to Sellers, including proceeds from the sale of production, net of all applicable taxes and royalties paid or to be paid by Sellers, attributable to the Properties for periods of time after the Effective Time;

4.2.2. An amount equal to all ad valorem, property, and similar taxes and assessments based upon or measured by ownership, relating to the Properties that are unpaid as of the Closing Date and attributable to periods of time prior to the Effective Time;

4.2.3. The amount, if any, relating to Title Defect Removals under Section 11.4;

4.2.4. The amount, if any, by which the Uncured Title Defects Value exceeds $7,000,000;

4.2.5. The amount, if any, by which the Unremedied Adverse Environmental Conditions Value exceeds $7,000,000;

4.2.6. All gas imbalance volumes owed by a Seller to a third party as of the Effective Time as reflected on Schedule 5.10, multiplied by $3.50 per mmbtu; and

4.2.7. Any other amount provided for in this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer that each of the statements made in this Article 5 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

5.1. Organization. PXP Texas is a Texas limited partnership validly existing and in good standing under the laws of the state of Texas. PXP Gulf Coast is a Delaware corporation validly existing and in good standing under the laws of the State of Delaware. PXP Louisiana is a Delaware limited liability company validly existing and in good standing under the laws of the State of Delaware. Each Seller is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary.

5.2. Authority. Each Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper limited partnership or limited liability company action to authorize entering into this Agreement and performing its obligations hereunder.

5.3. No Conflict. To Sellers’ Knowledge, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in any default under any material agreement or instrument to which any Seller is a party (including its governing documents) or by which any of the Properties is bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Seller or to any of the Properties, other than requirements to obtain (a) those consents to assignment or waivers of preferential rights to purchase from third parties set forth in Schedule 5.3 and (b) approvals from governmental entities customarily obtained post-closing.

5.4. Enforceability. This Agreement has been duly executed and delivered on behalf of each Seller and constitutes (and the Assignment, when executed and delivered at Closing, will constitute) the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other similar laws applicable generally to creditors’ rights and as limited by general equitable principles.

5.5. Contracts. To Sellers’ Knowledge, Schedule 5.5 describes (a) all area of mutual interests agreements (other than area of mutual provisions of customary joint operating agreements), all purchase or sale agreements (other than with respect to production of Hydrocarbons and the disposition of field equipment in the ordinary course), partnership (other than tax partnerships), joint venture and/or exploration or development program agreements relating to Wells and Leases or otherwise included in the Properties, (b) all of the production sales, marketing and processing agreements relating to the Wells and Leases, other than such agreements which are terminable by Sellers without penalty on 30 or fewer days’ notice and (c) any contracts or agreements (other than contracts for utility services) burdening the Properties which could reasonably be expected to obligate Sellers to expend in excess of $250,000 in any calendar year ((a) – (c) collectively, the “Material Contracts”). To Sellers’ Knowledge, (x) no Seller has received written notice of its default under any of the Material Contracts, (y) the Leases or the Easements; the Material Contracts and the Leases are in full force and effect and have not been modified or amended in any material respect; and (z) no Seller is in default in any material respect thereunder or under any Easement.

5.6. Litigation and Claims. Except as set forth on Schedule 5.6, no suit, action, demand, proceeding, lawsuit or other litigation is pending or, to Sellers’ Knowledge, threatened with respect to any Seller that could reasonably be expected to materially and adversely affect the ownership, operation or value of the Properties or any of the Wells or Leases.

5.7. Finder’s Fees. Except as set forth in Section 14.3.6, no Seller has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyer shall have any responsibility whatsoever.

5.8. Sale Contracts. Except for (a) contracts governing the sale of Hydrocarbons in the ordinary course or (b) the disposition in the ordinary course of equipment no longer suitable for oil and gas field operations, there are no contracts or options outstanding for the sale, exchange or transfer of any Seller’s interest in the Properties or any portion thereof.

5.9. Notices. To Sellers’ Knowledge, (a) Sellers’ operation of the Properties is not the subject of any pending regulatory compliance or enforcement actions and (b) no Seller has received written notice, which has not heretofore been complied with, of any violation of laws, rules or regulations (federal, state and local) issued with respect to the Properties.

5.10. Imbalances. To Sellers’ Knowledge, except as set forth on Schedule 5.10, there are no gas or other Hydrocarbon production, pipeline, transportation or processing imbalances existing as of the Effective Time with respect to any of the Properties.

5.11. Property Obligations. All rentals, royalties, shut-in royalties, overriding royalties and other payments due pursuant to or with respect to the Leases have been properly paid, except for such failures to pay which could not reasonably be expected to have a Material Adverse Effect.

5.12. Property Operation. To Sellers’ Knowledge, the Wells have been drilled, completed, operated, developed and produced in material compliance with all applicable judgments, orders, laws, rules and regulations (other than those relating to environmental or title matters, which are dealt with in Article 11 and Article 12) and all necessary certificates, consents, permits, licenses and other governmental authorizations (other than those relating to environmental or title matters, which are dealt with in Article 11 and Article 12) which are material to the ownership, use or operation of the Properties have been obtained and are in force.

5.13. Take-or-Pay. To Sellers’ Knowledge, except as set forth on Exhibit B, neither Seller is obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-

consent, or not participate in a past or current operation on the Properties pursuant to the applicable operating agreement, to produce Hydrocarbons, or allow Hydrocarbons to be produced, without receiving full payments at the time of delivery in an amount that corresponds to the Net Revenue Interest in the Hydrocarbons attributable to any Well, unit or Lease described in Exhibit B.

5.14. Taxes. All taxes that are due based on or measured by the ownership of any Property, the production or removal of Hydrocarbons therefrom or the receipt of proceeds therefrom have been properly paid.

5.15. Timely Receipt. To Sellers’ Knowledge, each Seller is timely receiving, in all material respects, its share of proceeds from the sale of Hydrocarbons produced from the Properties without suspense, counterclaim or set-off. There has been no production of Hydrocarbons from the Properties in excess of the allowable production established pursuant to applicable state or federal law or regulation that would result in any material restriction on production from the Leases subsequent to the Effective Time.

5.16. Timely Payment. Each Seller has paid its share of all costs payable by it under the Leases and the Material Contracts, except those being contested in good faith.

5.17. Outstanding Obligations. Except as otherwise described in Schedule 5.17, to Sellers’ Knowledge, there are no outstanding authorizations for expenditures or other written commitments or proposals to conduct operations on the Properties.

5.18. Material Differences. To Sellers’ Knowledge, there exist no material differences between the Lease Operating Expense and Revenue statements for the Properties provided by Sellers to Buyer as compared to the lease operating expenses incurred by Sellers and the revenues received by Sellers for the periods covered in the statements.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that each of the statements made in this Article 6 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

6.1. Organization. Buyer is a corporation validly existing and in good standing under the laws of the State of its incorporation. Buyer is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary, and, as of Closing, will be qualified to do business and be in good standing under the laws of the States of Texas, Louisiana and Oklahoma.

6.2. Authority. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper corporate action to authorize entering into this Agreement and performing its obligations hereunder.

6.3. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in any default under any material agreement or instrument to which Buyer is a party (including its governing documents), or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties.

6.5. Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other similar laws applicable generally to creditor’s rights and as limited by general equitable principles.

6.6. Basis of Buyer’s Decision; Property Review. Buyer:

6.6.1. Has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Properties contemplated hereby, and is able to bear the economic risk of such investment indefinitely;

6.6.2. Has (a) had the opportunity to meet with representative officers and other representatives of Sellers to discuss the Properties and (b) received all materials, documents and other information that Buyer deems necessary or advisable to evaluate the Properties;

6.6.3. Has made its own independent examination, investigation, analysis and evaluation of the Properties, including its own estimate of the value of the Properties; and

6.6.4. Has undertaken such due diligence pertaining to the Properties as Buyer deems adequate, including that described above.

6.7. Buyer’s Experience and Counsel. Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own expertise and legal, tax, engineering, and other professional counsel concerning this Agreement, the Properties and the value thereof.

6.8. Closing Funds. Buyer has or will have at the Closing sufficient funds to enable the payment to Sellers by wire transfer of the Purchase Price in accordance with Article 14 and otherwise to perform Buyer’s obligations under this Agreement.

6.9. No Further Distribution. Buyer is acquiring the Properties for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities. Buyer has not sought or solicited, nor is Buyer participating with, investors, partners or other third parties in order to fund the Purchase Price and to close this transaction, and all funds used by Buyer in connection with this transaction are Buyer’s own funds.

6.10. Buyer’s Ability to Take Title. Buyer is unaware of any fact or circumstance which would preclude or inhibit unconditional approval of Sellers’ assignment of the Properties to Buyer by any governmental agency, including meeting existing or increased bonding requirements.

6.11. Buyer’s Ability to Operate. Buyer is unaware of any fact or circumstance which would preclude or inhibit Buyer’s qualification to operate any oil, gas and mineral leases and pipeline(s) previously operated by Sellers, including meeting existing or bonding or other security requirements of any lessee or governmental agency.

6.12. Finder’s Fees. Except as set forth in Section 14.3.6, Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect to this transaction for which any Seller shall have any responsibility whatsoever.

ARTICLE 7

COVENANTS OF SELLER

7.1. Conduct of Business Pending Closing. From the date hereof to the Closing Date, except as provided herein, as required by any obligation, agreement, Lease, contract, or instrument referred to on any Exhibit or Schedule or as otherwise consented to in writing by Buyer, each Seller will:

7.1.1. Not (a) act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice; (b) dispose of, encumber or relinquish any of the Properties (other than any relinquishment resulting from the expiration of any Lease or Material Contract in accordance with its terms); (c) waive, compromise or settle any material right or claim with respect to any of the Properties; or (d) except with respect to those matters identified in Schedule 5.17, make capital or workover expenditures with respect to the Properties in excess of $75,000 (net to Sellers’ interest), except when required by an emergency when there shall have been insufficient time to obtain advance consent (provided, that Seller will promptly notify Buyer of any such emergency expenditures);

7.1.2. Use commercially reasonable efforts to preserve relationships with all third parties having business dealings with respect to the Properties;

7.1.3. Cooperate with Buyer in the notification of all applicable governmental regulatory authorities of the transactions contemplated hereby and cooperate with Buyer in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and operate the Properties following the Closing;

7.1.4. Use commercially reasonable efforts, when necessary in Buyer’s opinion, to seek appointment of Buyer as the successor operator to Seller with respect to all Properties currently operated by Seller;

7.1.5. Until Closing maintain all insurance with respect to the Properties currently in force with the same coverages and limits as are in effect at the date hereof; and

7.1.6. Use commercially reasonable efforts to obtain the consents or waivers listed on Schedule 5.3.

7.2. Access. Each Seller shall afford to Buyer and its authorized representatives reasonable access, at Buyer’s sole risk and expense, from the date hereof until the Closing Date during normal business hours, to (a) the Properties operated by such Seller (provided, however, that Buyer shall indemnify and hold harmless Seller from and against any and all Claims arising from Buyer’s inspection of the Properties (including Claims for personal injuries, property damage and reasonable attorneys’ and experts’ fees, AND SPECIFICALLY FOR CLAIMS ARISING OUT OF OR PARTIALLY OR FULLY CAUSED BY THE NEGLIGENCE OF SELLERS OR THEIR AGENTS OR REPRESENTATIVES)), and (b) such Seller’s operating, accounting, contract, corporate and legal files, records, materials, data and information regarding the Properties (“Data”); provided, however, that Data shall not include (x) any legal materials the disclosure of which such Seller determines would jeopardize the assertion of a privilege in ongoing or anticipated litigation with third parties, or (y) information, the disclosure of which would violate any confidentiality agreement to which such Seller is bound.

7.3. Satisfaction of Conditions. Sellers will use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which they are responsible or otherwise in control).

ARTICLE 8

COVENANTS OF BUYER

8.1. Satisfaction of Conditions. Buyer will use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control).

ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Sellers to be performed at the Closing are subject to the fulfillment (or waiver by Sellers in their sole discretion), before or at the Closing, of each of the following conditions:

9.1. Representations and Warranties. The representations and warranties by Buyer set forth in Article 6 shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing.

9.2. Covenants. Buyer shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by it at or prior to Closing.

9.3. No Litigation. There shall be no suits, actions or other proceedings pending or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

9.4. Consents. All consents and approvals required to be obtained before Closing shall have been obtained or shall have expired without being exercised and have therefore been waived, except for those consents and approvals which are customarily obtained after closing of transactions similar to those contemplated hereby.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

10.1. Representations and Warranties. The representations and warranties of the Sellers set forth in Article 5 shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; provided, however, that in no event shall the existence of a Title Defect or an Adverse Environmental Condition cause a representation or warranty to be untrue or incorrect.

10.2. Covenants. Sellers shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by them at or prior to Closing.

10.3. No Litigation. There shall be no suits, actions or other proceedings pending or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

10.4. Consents. All consents and approvals required to be obtained before Closing shall have been obtained or shall have expired without being exercised and have therefore been waived, except for those consents and approvals which are customarily obtained after closing of transactions similar to those contemplated hereby.

10.5. Release of Liens. All mortgages, deeds of trust and other liens of record burdening the Properties, if any (other than Permitted Liens), which secure indebtedness of Sellers or any of their affiliates shall be released at or before Closing.

ARTICLE 11

TITLE MATTERS

11.1. Title Defect Notice. Buyer shall in good faith provide Sellers with written notice (a “Title Defect Notice”) at or before the Defect Notification Deadline of any fact that renders Sellers’ title to any Property less than Good and Defensible Title (“Title Defect”), in each case together with, in reasonable detail, a description of (a) the Well, unit and/or Lease with respect to which the claimed Title Defect(s) relate, (b) the nature of such claimed Title Defect(s) and (c) Buyer’s calculation of the value of each claimed Title Defect(s) in accordance with the guidelines set forth in Section 11.3. Any Title Defect that is not identified in a properly and timely delivered Title Defect Notice shall thereafter be forever waived and expressly assumed by Buyer and shall be deemed to have become a Permitted Encumbrance.

11.2. Determination of Title Defects and Defect Values.

11.2.1. Within ten Business Days after Sellers’ receipt of a Title Defect Notice, either Seller shall notify Buyer as to whether Sellers agree with the Title Defects claimed therein and/or the values proposed for such Title Defects therein. If Seller does not agree with any such claimed Title Defect and/or any such proposed value, then the Parties shall promptly enter into good faith negotiations and shall attempt to agree on such matters. The value agreed by the Parties with respect to a Title Defect shall be the Defect Value for such Title Defect.

11.2.2. If the Parties cannot reach agreement concerning either the existence of a Title Defect or a value therefor with respect to any Property prior to Closing, then, upon any Party’s written request, the Parties shall submit such dispute to a mutually acceptable attorney or other consultant experienced in title examination in the state in which such Property is located for prompt resolution; provided, however, that if at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the Parties. The cost of any such consultant shall be borne 50% by Sellers and 50% by Buyer. For any such dispute resolution process, Sellers and Buyer shall present a written statement of their respective positions on the dispute to the consultant within three Business Days after the consultant is selected, and the consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten Business Days of receipt of such statements. The determination by the consultant shall be conclusive and binding on the Parties and shall be enforceable against any Party in any court of competent jurisdiction, and the value determined by the consultant with respect to a Title Defect shall be the Defect Value for such Title Defect. If necessary to complete such determination, the Closing Date shall be deferred until the consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless the Parties mutually agree in writing to the contrary, the Closing Date shall not be deferred under this Section 11.2.2 in any event for more than ten Business Days.

11.2.3. Sellers shall have the right, but not the obligation, to cure any fact agreed or determined to be a Title Defect.

11.3. Calculation of Defect Value.

11.3.1. If a Title Defect exists because Sellers own a lesser Net Revenue Interest in a Property than that shown for such Property on Exhibit B, then the Defect Value with respect to such Title Defect shall be the amount equal to the product of (a) the Allocated Value of such Property and (b) a fraction, the numerator of which is the interest agreed or determined to be owned by Sellers and the denominator of which is the respective interest set forth on Exhibit B.

11.3.2. If a Title Defect is a lien, encumbrance or other charge upon a Property which is liquidated in amount, but such Title Defect is not a Minimal Defect, then Sellers shall either (a) instruct Buyer to pay at Closing the sum necessary to be paid to the obligee to remove the Title Defect from such Property (the aggregate of all such amounts, the “Liquidated Title Defect Payment”) or (b) retain the obligation of such Title Defect and elect to challenge the validity thereof (or of any portion thereof), in which case Buyer shall extend reasonable cooperation to Sellers in such efforts at no risk or expense to Buyer.

11.3.3. If a Title Defect represents an obligation or burden upon a Property for which the economic detriment to Buyer is not liquidated but can be estimated with reasonable certainty, the Defect Value with respect to such Title Defect shall be the sum the Parties mutually agree upon in good faith as the present value of the adverse economic effect such Title Defect will have on such Property. If the Parties cannot reach an agreement as to such Defect Value, then such dispute shall be resolved in the manner set forth in Section 11.2.

11.4. Exclusion of Properties Subject to Title Defects. With respect to any Property subject to a Title Defect, Sellers shall have the option (which must be exercised by written notice to Buyer at least five Business Days prior to Closing) to remove such Property from this Agreement, in which case the Purchase Price shall be reduced by the Allocated Value of such Property. If a third party exercises an applicable preferential right of purchase with respect to any Property, the Purchase Price shall be reduced by the Allocated Value of such Property or, if the preferential right affects less than 100% of such Property, a pro rata portion thereof calculated in accordance with Section 11.3.1, and such Property (or portion thereof) shall be removed from this Agreement. The removal of a Property or portion thereof under this Section 11.4 is referred to as a “Title Defect Removal”.

11.5. Purchase Price Adjustment for Title Benefits. If it is agreed or determined that Sellers own a greater Net Revenue Interest in a Property than is set forth in Exhibit B which exceeds an amount (calculated on the same basis as Defect Values) equal to the greater of (a) 2% of the Allocated Value of such Property or (b) $10,000 (a “Title Benefit”), the aggregate amount thereof will be taken as an offset to the Uncured Title Defects Value, if any; otherwise, no adjustment to the Purchase Price shall be made therefor.

ARTICLE 12

ENVIRONMENTAL MATTERS

12.1. Presence of Wastes, NORM, Hazardous Substances and Asbestos. BUYER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN USED TO EXPLORE FOR, DEVELOP AND PRODUCE HYDROCARBONS, AND THAT SPILLS OF WASTES, CRUDE OIL, PRODUCED WATER, HAZARDOUS SUBSTANCES AND OTHER MATERIALS MAY HAVE OCCURRED THEREON. ADDITIONALLY, THE PROPERTIES, INCLUDING PRODUCTION EQUIPMENT, MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND NORM-CONTAINING MATERIAL MAY HAVE BEEN BURIED OR OTHERWISE DISPOSED OF ON THE PROPERTIES. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE PROPERTIES BY REASON THEREOF. SPECIAL PROCEDURES MAY BE REQUIRED FOR REMEDIATION, REMOVING,

TRANSPORTING AND DISPOSING OF ASBESTOS, NORM, HAZARDOUS SUBSTANCES AND OTHER MATERIALS FROM THE PROPERTY. With respect to the Properties actually acquired by Buyer at Closing hereunder, Buyer assumes all liability for the assessment, remediation, removal, transportation and disposal of these materials and associated activities in accordance with the applicable rules, regulations and requirements of governmental agencies, unless otherwise provided in this Article 12.

12.2. Environmental Assessment. Buyer shall have the opportunity to conduct at its sole risk and expense an environmental assessment of the Properties; provided, however, that Buyer shall not conduct any Phase II audits without Sellers’ prior written consent. Seller will provide reasonable access for this purpose to Properties operated by Seller; for any Property not operated by Seller, Seller will reasonably cooperate with Buyer in contacting the operators of any such non-operated Property directly to arrange for access for the purposes of environmental assessment. While performing any environmental assessment, Buyer or any of its representatives and agents must comply with Seller’s environmental and safety rules and policies on Seller-operated Properties, and with the operator’s environmental and safety rules and policies on all other Properties. Prior to Closing, Buyer will not disclose any information obtained in its environmental assessment to third parties unless agreed to in writing by Seller or unless such disclosure is expressly required by applicable law or regulation or is required pursuant to legal process of any court or governmental authority. Buyer will notify Seller in advance of any such disclosure and will furnish Seller copies of all materials to be disclosed prior to any disclosure thereof. As soon as possible after Buyer’s receipt thereof, Buyer shall forward to Seller copies of all reports, data, analysis, test results, remediation costs estimates and recommended remediation procedure or other information concerning or derived from Buyer’s environmental assessment.

12.3. Notice of Adverse Environment Conditions. Buyer shall in good faith provide Sellers with written notice (an “Adverse Environmental Condition Notice”) at or before the Defect Notification Deadline of any claimed Adverse Environmental Condition, in each case together with, in reasonable detail, a description of (a) the Well, unit and/or Lease or Easement with respect to which such Adverse Environmental Condition(s) is claimed, (b) the nature of such claimed Adverse Environmental Condition(s) and (c) Buyer’s proposed calculation of the cost to remediate such claimed Adverse Environmental Condition(s) (the “Remediation Value”). Any Adverse Environmental Condition that is not identified in a properly and timely delivered Environmental Defects Notice shall thereafter be forever waived and expressly assumed by Buyer.

12.4. Determination of Adverse Environmental Conditions and Remediation Values.

12.4.1. Within ten Business Days after Sellers’ receipt of an Adverse Environmental Conditions Notice, Sellers shall notify Buyer as to whether Sellers agree with the Adverse Environmental Condition claimed therein and/or the Remediation Value proposed to be required for remediation of such Adverse Environmental Condition. If Sellers do not agree with any such claimed Adverse Environmental Condition and/or any such proposed Remediation Value, then the Parties shall promptly enter into good faith negotiations and shall attempt to agree on such matters. The value agreed by the Parties with respect to an Adverse Environmental Condition shall be the Remediation Value for such Adverse Environmental Condition.

12.4.2. If the Parties cannot reach agreement concerning either the existence of an Adverse Environmental Condition or a Remediation Value therefor with respect to any Property prior to Closing, then, upon any Party’s written request, the Parties shall submit such dispute to a mutually acceptable environmental consultant or other consultant experienced in oil and gas producing property environmental remediation in the state in which such Property is located for prompt resolution; provided, however, that if at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the Parties. The cost of any such consultant shall be borne 50% by Sellers and 50% by Buyer. For any such dispute resolution process, Sellers and Buyer shall present a written statement of their respective positions on the dispute to the consultant within three Business Days after the consultant is selected, and the consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten Business Days of receipt of such statements. The determination by the consultant shall be conclusive and binding on the Parties and shall be enforceable against any Party in any court of competent jurisdiction, and the value determined by the consultant with respect to an Adverse Environmental Condition shall be the Remediation Value for such Adverse Environmental Condition. If necessary to complete such determination, the Closing Date shall be deferred until the consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless the Parties mutually agree to the contrary, the Closing Date shall not be deferred under this Section 12.4.2 in any event for more than ten Business Days.

12.4.3. Sellers shall have the right, but not the obligation, to remediate any Adverse Environmental Condition at Sellers’ sole cost in accordance with applicable Environmental Laws. If Sellers elect to remediate an Adverse Environmental Condition, and such remediation cannot be accomplished prior to the Closing Date, Sellers may notify Buyer of Sellers’ intention to diligently pursue and complete such remediation and to exercise all reasonable efforts and diligence to complete remediation within 90 days of the Closing Date. In such event, the affected Property shall be withheld from the Closing on the Closing Date and the Allocated Value associated therewith shall be withheld from the Preliminary Purchase Price otherwise payable by Buyer. On the date the final settlement of the Purchase Price adjustments is completed pursuant to Section 15.3, Buyer will accept, pay for in accordance with this Agreement and receive an assignment of any such Properties as to which Sellers have remediated to Buyer’s reasonable satisfaction any Adverse Environmental Condition asserted prior to Closing. As to any such Properties still then subject to Adverse Environmental Conditions, Buyer, at its option may (a) offer Sellers an extension of the remediation period on such terms and conditions as Buyer may, in its sole discretion, elect to impose and Sellers may accept or reject such extension; (b) waive the unremediated Adverse Environmental Condition(s) and accept, pay for in accordance with this Agreement and receive an assignment of the affected Properties subject to such unremediated Adverse Environmental Condition(s); or (c) eliminate the affected Properties from the purchase and sale transaction and retain the previously withheld portion of the Preliminary Purchase Price related to such Properties, or portion thereof, free and clear of any claim by Sellers, and thereupon any and all rights of Buyer in or to such Properties shall terminate. During the post-Closing remediation period specified above (as the same may be extended) and through the date the affected Properties are purchased and sold hereunder, with respect to any such Properties subject to Adverse Environmental Conditions that Sellers are attempting to cure, a Seller shall remain the record owner thereof and shall continue to conduct its operations thereof or with respect thereto pursuant to the provisions of Article 7 and any other applicable provisions of this Agreement.

12.5. Exclusion of Properties Subject to Adverse Environmental Conditions. With respect to any Property subject to an Adverse Environmental Condition, Sellers shall have the option (which must be exercised by written notice to Buyer at least five Business Days prior to Closing) to remove such Property from this Agreement, in which case the Purchase Price shall be reduced by the Allocated Value of such Property. The removal of a Property or portion thereof under this Section 12.5 is referred to as a “Adverse Environmental Condition Removal”.

ARTICLE 13

SUSPENSE FUNDS HELD BY SELLER

13.1. Suspense Funds Held By Seller. WITHIN 90 DAYS AFTER THE CLOSING, SELLERS SHALL PROVIDE TO BUYER A LISTING SHOWING ALL PROCEEDS FROM PRODUCTION ATTRIBUTABLE TO THE PROPERTIES THAT ARE CURRENTLY HELD IN SUSPENSE WHICH ARE OWING TO THIRD PARTY OWNERS OF ROYALTY, OVERRIDING ROYALTY, WORKING OR OTHER INTERESTS IN RESPECT OF PAST PRODUCTION OF OIL, GAS OR OTHER HYDROCARBONS ATTRIBUTABLE TO THE PROPERTIES, AND SHALL TRANSFER TO BUYER ALL SUCH SUSPENDED PROCEEDS (“BUYER’S SUSPENSE ACCOUNTS”). WITHIN 90 DAYS AFTER CLOSING, SELLERS WILL DELIVER TO BUYER, IN “EXCEL” FORMAT, THE OWNER NAME, OWNER NUMBER, SOCIAL SECURITY OR FEDERAL ID NUMBER, REASON FOR SUSPENSE, AND THE AMOUNT OF SUSPENSE FUNDS PAYABLE FOR EACH ENTRY, TOGETHER WITH MONTHLY LINE ITEM PRODUCTION DETAIL INCLUDING GROSS AND NET VOLUMES AND DEDUCTIONS FOR ALL SUSPENSE ENTRIES. UPON RECEIPT OF SUCH INFORMATION, BUYER SHALL ADMINISTER ALL SUCH ACCOUNTS AND ASSUME ALL PAYMENT OBLIGATIONS RELATING TO THE SUSPENSE FUNDS IN ACCORDANCE WITH ALL APPLICABLE LAWS, RULES AND REGULATIONS, AND SHALL BE LIABLE FOR THE PAYMENT THEREOF TO THE PROPER PARTIES; PROVIDED THAT, UNTIL THE FIRST ANNIVERSARY OF THE DATE THAT SELLERS PROVIDE TO BUYER THE INFORMATION REFERRED TO ABOVE, SELLERS WILL RETAIN ALL RESPONSIBILITY AND LIABILITY FOR (I) STATUTORY PENALTIES AND INTEREST, IF ANY, OWING TO ANY INTEREST OWNER ATTRIBUTABLE TO THE SUSPENSE FUNDS ACCRUING PRIOR TO THE EFFECTIVE TIME AND (II) PENALTIES AND INTEREST, IF ANY, ATTRIBUTABLE TO THE SUSPENSE FUNDS ACCRUING PRIOR TO THE EFFECTIVE TIME, PAYABLE TO ANY STATE UNDER EXISTING ESCHEAT OR UNCLAIMED PROPERTY STATUTES. IN THE EVENT BUYER DETERMINES PRIOR TO THE

FIRST ANNIVERSARY OF THE DATE THAT SELLERS PROVIDE TO BUYER THE INFORMATION REFERRED TO ABOVE THAT ANY SUCH PENALTIES OR INTEREST ARE DUE TO THE RESPECTIVE SUSPENSE ACCOUNT OWNER OR ANY STATE UNDER SUCH STATUTES AND SELLERS FAIL TO PROMPTLY REIMBURSE SUCH SUMS TO BUYER, THEN BUYER SHALL RETURN TO SELLERS THE SUSPENSE FUNDS IN SUCH ACCOUNT THAT EXISTED AS OF THE EFFECTIVE TIME, AND SELLERS SHALL THEREUPON ASSUME ALL OBLIGATIONS FOR THE FINAL PAYMENT AND SETTLEMENT OF ANY SUCH CLAIMS AND ACCOMPANYING SUSPENSE FUNDS.

ARTICLE 14

CLOSING

14.1. The Closing. The closing of the purchase and sale of the Properties pursuant to this Agreement (“Closing”) shall be held in Houston, Texas at the Sellers’ offices at 700 Milam, Suite 3100, Houston, Texas 77002 on May 31, 2005 or such earlier date mutually agreed by the Parties (the “Closing Date”).

14.2. Closing Statement. Seller shall provide Buyer with a closing statement reflecting its good faith estimation of the Purchase Price, as adjusted pursuant to Article 4, (the “Preliminary Purchase Price”) at least three Business Days prior to the Closing.

14.3. Closing Deliveries. At Closing the following events shall occur, each event under the control of one Party hereto being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

14.3.1. Sellers shall execute and deliver to Buyer, and Buyer shall execute and receive, one or more instruments of assignment, in substantially the form of the Bill of Sale, Assignment and Assumption Agreement set forth as Exhibit C (“Assignment”);

14.3.2. Buyer shall deliver via wire transfer to an account specified by Sellers, in immediately available funds, the Preliminary Purchase Price and, if applicable, less the Liquidated Title Defect Payment;

14.3.3. Buyer shall deliver via wire transfer to account(s) specified by the applicable payee(s) the Liquidated Title Defect Payment;

14.3.4. Each Party shall execute, acknowledge and deliver division orders, transfer orders or letters in lieu thereof directing all purchasers of production from the Properties to make payment of proceeds attributable to such production occurring on or after the Effective Time to Buyer;

14.3.5. As to those Properties operated by a Seller or an affiliate, such Seller and Buyer shall execute all appropriate state or local forms required to be executed to effect an assignment of operations and the administrative change of operator of such Properties from such Seller or affiliate to Buyer; and

14.3.6. Sellers shall deliver via wire transfer $1,000,000, and Buyer shall deliver via wire transfer $2,000,000, each to an account designated by Lehman Brothers, representing brokers’ fees incurred in connection with the transactions contemplated by this Agreement.

ARTICLE 15

POST-CLOSING ADJUSTMENTS

15.1. Final Settlement Statement. After the Closing Date, Sellers shall prepare, in accordance with this Agreement and with GAAP, a statement (“Final Settlement Statement”), a copy of which shall be delivered by Sellers to Buyer no later than 90 days after the Closing Date, setting forth each adjustment to the Purchase Price necessary to determine the Purchase Price and showing the calculation of such adjustments in accordance with GAAP and Article 4. Buyer shall have 60 days after receipt of the Final Settlement Statement to review such statement and to provide written notice to Sellers of Buyer’s objection to any item on the statement. Buyer’s notice shall clearly identify the item(s) objected to and the reasons and support for the objection(s). If Buyer does not provide written objection(s) within the 60-day period, the Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. If Buyer provides written objection(s) within the 60-day period, the Final Settlement Statement shall be deemed correct with respect to the items not objected to. Buyer and Sellers shall meet to negotiate and resolve the objections within 15 days of Sellers’ receipt of Buyer’s objections. If the Parties agree on all objections the adjusted Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. Any items not agreed to at the end of the 15-day period may, upon any Party’s written request, be resolved by arbitration in accordance with Section 15.2.

15.2. Arbitration. If the Parties cannot agree upon the Final Settlement Statement, the dispute shall be promptly submitted to a mutually agreeable third-party accountant, which shall act as an arbitrator and promptly decide all points of disagreement with respect to the Final Settlement Statement. The decision of such arbitrator on all such points shall be final and binding upon the Parties and shall be enforceable against any Party in any court of competent jurisdiction. The costs and expenses of the such arbitrator shall be borne 50% by Sellers and 50% by Buyer.

15.3. Payment of Final Purchase Price. If the Purchase Price shown on the Final Settlement Statement is more than the Preliminary Purchase Price, Buyer shall pay such difference to Sellers in immediately available funds within five Business Days after the Final Settlement Statement has been agreed by the Parties or decided by the arbitrator, as applicable. If the Purchase Price shown on the Final Settlement Statement is less than the Preliminary Purchase Price, Sellers shall pay such difference to Buyer in immediately available funds within five Business Days after the Final Settlement Statement has been agreed by the Parties or decided by the arbitrator, as applicable.

ARTICLE 16

ALLOCATION OF RISK

16.1. Sellers’ Indemnity. After Closing, each Seller shall indemnify and hold harmless Buyer Group from and against any and all Losses suffered by Buyer Group arising from or relating to:

16.1.1. any breach of any obligation expressly undertaken by such Seller in this Agreement which by its terms is required to be performed after the Closing, with respect to which breach Buyer has delivered written notice thereof to such Seller within two years after Closing;

16.1.2. the litigation identified in Schedule 5.6, except for the litigation styled Ben E. Jarvis v. Wagner & Brown, Ltd. and the “Vacancy Claim” matter set forth on such schedule;

16.1.3. the offsite disposal, prior to the Closing and during such Seller’s ownership of the Properties, of hazardous materials arising from the operation or use of the Properties; and

16.1.4. any Losses in excess of an aggregate amount of $500,000 related to (a) the payment of any taxes related to the Properties or production therefrom accruing prior to the Effective Time, (b) the proper payment or accounting for royalties or other lease burdens related to production from the Properties prior to the Effective Time, (c) any personal injuries (including death) or property damages claims arising out of the ownership or operation of the Properties prior to the Effective Time, and (d) disputes related to the proper billing or payment of Joint Interest Billing Accounts related to ownership or operation of the Properties prior to the Effective Time; provided that with respect to any such Losses or claims, Buyer has delivered written notice thereof to Sellers within two years after the Closing.

The matters for which Sellers have the obligation to indemnify and hold harmless under this Section 16.1, to the extent of such obligation, are referred to herein as “Sellers’ Retained Liabilities.”

16.2. Survival of Sellers’ Representations and Warranties. Notwithstanding anything to the contrary contained herein, the representations and warranties made by Sellers in this Agreement shall not survive Closing and shall not be actionable thereafter.

16.3. Buyer’s Indemnity. Except to the extent of Sellers’ Retained Liabilities, after Closing, Buyer shall indemnify and hold harmless Seller Group from and against any and all Losses suffered by Seller Group relating to the ownership or operation of the Properties, whenever arising, whether before or after the Effective Time, including (a) accidents or injuries associated with the Wells, the casings, and all other leasehold equipment in and on the Wells, gathering lines, pipelines, tanks and all other personal property and fixtures used on or in connection with the Properties, (b) the litigation styled Ben E. Jarvis v. Wagner & Brown, Ltd. and the “Vacancy Claim” matter identified on Schedule 5.6 and (c) all Adverse Environmental Conditions, including any such conditions arising out of or relating to any discharge, release, production, storage, treatment or any activities on or in the Properties, or the migration or transportation from any other lands to the Properties (specifically excluding transportation and disposal by Sellers from the Properties to offsite locations prior to Closing), whether before or after the Effective Time, of materials or substances that are at present, or become in the future, subject to regulation under federal, state or local laws or regulations, whether such laws or regulations now exist or are hereafter enacted INCLUDING ANY LOSSES ARISING IN WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY MEMBER OF SELLER GROUP. BUYER HEREBY RELEASES SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS FOR CONTRIBUTION UNDER CERCLA AND/OR ANY OTHER PRESENT OR FUTURE ENVIRONMENTAL LAW.

16.4. Assumption by Buyer. Except to the extent of Sellers’ Retained Liabilities, effective at Closing, Buyer hereby assumes and agrees to fully and timely pay, perform, and discharge in accordance with their terms, all duties, liabilities and obligations arising out of or otherwise related to the Properties acquired by Buyer at Closing, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

16.5. Limitations of Warranties. Notwithstanding anything in this Agreement to the contrary, the Properties are being sold by Sellers to Buyer without recourse, covenant, or warranty of any kind, express, implied, or statutory, except (i) to the extent of Sellers’ Retained Liabilities and (ii) that Sellers will warrant title to the Net Revenue Interests and Working Interests in the Properties as set forth in Exhibit B, subject to the Permitted Encumbrances, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Sellers, but not otherwise. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLERS CONVEY THE PROPERTIES AS-IS, WHERE-IS AND WITH ALL FAULTS AND EXPRESSLY DISCLAIM AND NEGATE ANY IMPLIED OR EXPRESS WARRANTY OF (A) MERCHANTABILITY, (B) FITNESS FOR A PARTICULAR PURPOSE, (C) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS AND (D) FREEDOM FROM REDHIBITORY VICES OR DEFECTS. SELLERS ALSO EXPRESSLY DISCLAIM AND NEGATE ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE PROPERTIES BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE PROPERTIES; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO THE EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLERS ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF HYDROCARBONS FROM THE PROPERTIES, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. BUYER HEREBY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH

THE PROPERTIES OR THIS AGREEMENT (INCLUDING ANY DESCRIPTION OF THE PROPERTIES, WORKING INTERESTS OR NET REVENUE INTERESTS, QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY), PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, PRICING ASSUMPTIONS, ABILITY OR POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE LEASES, ENVIRONMENTAL CONDITION OF THE PROPERTIES, OR ANY OTHER MATTERS CONTAINED IN ANY OTHER MATERIAL FURNISHED OR MADE AVAILABLE TO BUYER BY SELLERS OR BY SELLERS’ AGENTS OR REPRESENTATIVES). ANY AND ALL SUCH INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS, AND DATA NOW, HERETOFORE OR HEREAFTER FURNISHED BY SELLERS IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT BUYER’S SOLE RISK. WITH RESPECT TO THE EASEMENTS, SELLERS EXPRESSLY DISCLAIM, AND BUYER HEREBY WAIVES (BUT WITHOUT PREJUDICE TO BUYER’S RIGHTS TO ENFORCE SELLERS’ SPECIAL WARRANTY OF TITLE WITH RESPECT THERETO TO BE CONTAINED IN THE ASSIGNMENT), ANY WARRANTIES AND REPRESENTATIONS THAT SELLERS OWN THE EASEMENTS; AND EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.5, SELLERS DISCLAIM ALL WARRANTIES OR REPRESENTATIONS THAT SUCH EASEMENTS ARE IN FORCE AND EFFECT; THAT THEY MAY BE ASSIGNED; THAT THEY ARE CONTIGUOUS; THAT THE PIPELINES LIE WITHIN THE EASEMENTS, OR THAT THEY GRANT THE RIGHT TO LAY, MAINTAIN, REPAIR, REPLACE, OPERATE, CONSTRUCT, OR REMOVE ANY PIPELINES. If necessary, Buyer shall secure its own rights and permits to operate and maintain any pipelines or Facilities comprising a portion of the Properties on the land of others at its own expense. If any consents or approvals of third parties, including any governmental body, are required to assign the surface leases, easements, rights-of-way, permits, or other agreements with respect to the pipelines or facilities and are not secured prior to Closing, Buyer shall secure any necessary consents to assign and approvals at its own expense; provided, however, that Sellers shall provide such assistance to Buyer to secure the consents and approvals as may reasonably be required. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT. BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

16.6. Gas Balancing. The Parties recognize that as of the Effective Time there are over and under imbalances with respect to gas production or processing attributable to the Properties and hereby agree that the Properties acquired by Buyer at Closing will be conveyed at Closing specifically subject to such imbalances, with Buyer bearing and assuming all obligations with respect to any overproduction account or liability associated with the Properties and receiving the benefit of and being credited with any unproduction account or credit existing as of the Effective Time with respect to the Properties. The Parties agree that such overproduction accounts and liabilities are Permitted Encumbrances hereunder, and the existence of such overproduction accounts or liabilities shall not constitute grounds for Buyer to assert that the Properties affected thereby are subject to any Title Defects. From and after the Closing, Buyer shall defend, save harmless and indemnify Sellers, their respective successors and assigns, and their respective affiliates, directors, officers, stockholders and partners, as appropriate, from all Claims or Losses arising from such overproduction accounts and liabilities.

ARTICLE 17

RISK OF LOSS

17.1. Casualty Loss. If, after the date hereof and prior to the Closing any substantial portion of the Properties shall be substantially damaged or destroyed by fire or other casualty, or if any substantial portion of the Properties shall be taken by condemnation or the exercise of eminent domain (in either case, a “Casualty Loss”), Buyer shall be entitled to any applicable insurance proceeds or condemnation awards and an adjustment to the Purchase Price based upon the Allocated Value of the Property destroyed or harmed, to the extent such loss is not covered by insurance or condemnation award; provided, however, that if prior to Closing an event occurs, whether fire, other casualty or eminent domain, causing a loss (after taking into account insurance and indemnity proceeds) of more than $35,000,000, any Party shall have the right to terminate this Agreement by delivery of written notice to the other Parties.

17.2. Buyer’s Risk of Loss. Except as specifically provided in Section 17.1 with respect to any Casualty Loss, Buyer shall assume all risk of loss with respect to any change in condition of the Properties from the Effective Time and no Seller shall have any liability, as operator of the Properties or otherwise, for losses or damages sustained with respect to the condition of the Properties or their ability to produce Hydrocarbons.

ARTICLE 18

TERMINATION AND REMEDIES

18.1. Termination. This Agreement may be terminated as provided below.

18.1.1. The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date.

18.1.2. If the transactions contemplated hereby do not close on or before the Closing Date, any Party may terminate this Agreement by delivery of written notice to the other Parties; provided, however, that no Party may terminate this Agreement pursuant to this Section 18.1.2 if such Party’s failure to comply with its obligations under this Agreement caused the Closing not to occur on or before the Closing Date.

18.1.3. Buyer may terminate this Agreement by delivery of written notice to Sellers at any time prior to the Closing Date if, as of the Closing Date, any Seller has breached any representation, warranty or covenant in this Agreement in any material respect and such Seller has failed to cure such breach within a reasonable time period after receiving written notice of such breach.

18.1.4. Sellers may terminate this Agreement by delivery of written notice to Buyer at any time prior to the Closing Date if Buyer has breached any representation, warranty or covenant in this Agreement in any material respect and Buyer has failed to cure such breach within a reasonable time period after receiving written notice of such breach.

18.1.5. Either Party may terminate this Agreement in accordance with Article 17.

18.1.6. Any Party may terminate this Agreement by delivery of written notice to the other Parties if the aggregate of (a) the Uncured Title Defects Value plus (b) the Liquidated Title Defect Payment plus (c) the aggregate reduction in the Purchase Price pursuant to Title Defect Removals plus (d) the Unremedied Adverse Environmental Conditions Value plus (e) the aggregate reduction in Purchase Price pursuant to Adverse Environmental Condition Removals exceeds $35,000,000.

18.2. Effect of Termination. Each Party’s right of termination under Section 18.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 18.1, all obligations of the Parties under this Agreement will terminate, except that Buyer’s indemnity obligations under Section 7.2, and the obligations of the Parties in this Section 18.2 and Article 21, will survive; provided, however, that if this Agreement is terminated because of a breach of this Agreement by the nonterminating Party or because the any Party’s condition to Closing is not satisfied as a result of the nonterminating Party’s failure to comply with its obligations under this Agreement, the terminating Party’s or Parties’ rights to pursue all legal remedies will survive such termination unimpaired.

18.3. Remedies

18.3.2. Buyer and Sellers acknowledge and agree that Sellers or Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Sellers and Buyer may be entitled, at law or in equity, they shall be entitled to enforce any provision of this Agreement by a decree of specific performance.

18.3.3. The rights and remedies of the Parties are cumulative and not alternative.

ARTICLE 19

ADDITIONAL COVENANTS

19.1. Further Assurances. After the Closing, each Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their respective obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto. Each Seller shall use commercially reasonable efforts to cooperate with Buyer’s efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing. Without limiting the foregoing, Buyer and Sellers shall use all reasonable good faith efforts to cooperate with one another in the prosecution, defense and/or settlement of the litigation matters set forth on Schedule 5.6, including by the taking of the actions specified thereon under the heading “Litigation Protocols”.

19.2. Access to Records by Seller. Within 30 days after Closing, each Seller shall deliver to Buyer, at Sellers’ address, or at such other place as any of same may be kept, the originals of all Records and Data, except that each Seller may retain (a) the originals of all Data which are related to properties other than the Properties being sold herein, in which case such Seller shall deliver duplicate copies of any such retained originals to Buyer, and (b) the originals of all accounting Data, in which case such Seller shall deliver duplicate copies of any such retained originals which relate to the Properties to Buyer. For a period of four (4) years after the date of Closing, Buyer will retain the Data delivered to it pursuant hereto and will make such Data available to each Seller upon reasonable notice at Buyer’s headquarters at reasonable times and during office hours. Buyer shall notify each Seller in writing within thirty (30) days of the sale to a third party of all or any part of the Properties which involves the transfer of any of the Data of the name and address of the buyer(s) in any such sale. Buyer shall require as part of any such sales transaction that such third party assume the obligations imposed on Buyer in this Section 19.2.

19.3. Use of Sellers’ Name. Buyer agrees that, as soon as practicable after the Closing, it will remove or cause to be removed the names and marks “Plains Exploration & Production Company,” “PXP,” “PXP Gulf Coast Inc.,” “PXP Louisiana LLC,” “PXP Texas Limited Partnership” and all variations and derivatives thereof and logos relating thereto from the Properties of which it has assumed operations and will not thereafter make any use whatsoever of such names, marks and logos.

19.4. Sellers’ Employees. For a period of one year after the Closing, neither Buyer nor any of its affiliates shall hire, retain or attempt to hire or retain any Houston-based employee or independent contractor of any Seller or in any way interfere with the relationship between any Seller and any of its employees or independent contractors; provided that, this provision shall not apply in the event such employee or contractor contacts Buyer in response to an advertisement identifying employment opportunities published by Buyer in a newspaper of general circulation or on its web site. Buyer shall be permitted, with Sellers’ prior written consent (which shall not be unreasonably withheld) to contact any of Sellers’ non-Houston-based employees relating to the Properties and offer post-Closing employment to such employees.

ARTICLE 20

ARBITRATION

Except as elsewhere provided in this Agreement, any controversy, dispute or claim between the Parties arising under this Agreement shall be determined by binding arbitration, the conduct of which shall be governed by the Commercial Arbitration Rules of the American Arbitration Association.

20.1. Determination. The arbitrators selected to act hereunder under the Commercial Arbitration Rules of the American Arbitration Association shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within 60 days after appointment of the third arbitrator. The arbitration shall be held in Houston, Texas. If within such period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either Buyer or Sellers in like manner as if none had been previously named.

20.2. Decision Binding. The decision of the arbitrators, or the majority thereof, made in writing shall be final and binding upon the parties hereto as to the questions submitted, shall be enforceable against any Party in any court of competent jurisdiction, and Buyer and Sellers will abide by and comply with such decision. The expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne equally by the parties hereto.

ARTICLE 21

MISCELLANEOUS

21.1. Notice. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by certified mail, postage prepaid and return receipt requested or by telecopier as follows:

Sellers:	PXP Texas Limited Partnership
PXP Gulf Coast Inc.
PXP Louisiana LLC
700 Milam, Suite 3100
Houston, Texas 77002
	Attention:	Marc A. Hensel Vice President – Acquisitions and Divestments
	Telephone:	(713) 579-6033
	Telecopier:	(713) 579-6200

with a copy to:

Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, Texas 77002
	Attention:	John F. Wombwell Executive Vice President, General Counsel and Corporate Secretary
	Telephone:	(713) 579-6123
	Telecopier:	(713) 579-6200

Buyer:	XTO Energy Inc.
810 Houston St.
Fort Worth, Texas 76102
	Attention:	Vaughn O. Vennerberg, II Executive Vice President-Administration
	Telephone:	(817) 885-2341
	Telecopier:	(817) 885-2224

or to such other place within the United State of America as either Party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after the recipient’s normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission by either mailing by postage prepaid certified mail with return receipt requested, or by personal delivery.

21.2. Governing Law. This Agreement and the obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law principles.

21.3. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Notwithstanding the preceding sentence, neither party shall assign this Agreement or its rights hereunder without the other party’s written consent, which shall not be unreasonably withheld.

21.4. Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions, including the letter of intent dated March 17, 2005 between Sellers and Buyer and the non-disclosure/non-solicitation agreement between Sellers and Buyer dated March 17, 2005 (the “Confidentiality Agreement”). There are no third party beneficiaries having rights under or with respect to this Agreement.

21.5. Amendment; Waiver. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer and Sellers. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

21.6. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a court of competent jurisdiction, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the court of competent jurisdiction, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

21.7. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. References herein to any Section or Article shall be references to a Section or Article of this Agreement unless the context clearly requires otherwise.

21.8. Confidentiality. All information made available to Buyer pursuant to this Agreement shall be maintained as confidential by Buyer until Closing. Buyer shall remain subject, until the Closing, to the Confidentiality Agreement, at which time of Closing such Confidentiality Agreement shall terminate. Buyer shall take all actions reasonably necessary to ensure that Buyer’s employees, consultants, representatives and agents comply with the provisions of this Section 21.8.

21.9. Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

21.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

21.11. Expenses, Fees and Taxes. Each of the Parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including brokers’ fees. Buyer shall be responsible for the cost of all fees for the recording of transfer documents. All other costs shall be borne by the party incurring them. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Sellers and Buyer that the Purchase Price excludes any sales taxes or other taxes in connection with the sale of property pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall indemnify and hold Seller harmless with respect to the payment of any of such taxes, including any interest or penalties assessed thereon. The indemnity and hold harmless obligation contained in the preceding sentence shall survive the Closing.

21.12. Laws and Regulations. From and after the Closing, (a) Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall properly obtain and maintain all permits required by public authorities with regard to the Properties, and shall provide and maintain with the applicable regulatory agency(ies) all required bonds, and (b) Buyer shall assume all of each Seller’s obligations with regard to abandonment of all existing unplugged wells, whether producing or nonproducing, and abandonment of the leasehold property including, where applicable, the plugging of wells and the restoration of the surface as completely as practicable and/or in compliance with all applicable laws, rules, regulations and in compliance with all leases and other agreements affecting the Properties, and shall indemnify and hold each Seller harmless with respect to any and all of those obligations. Such obligations shall survive the Closing and Buyer shall remain liable therefor as regards Sellers even if Buyer shall assign, sell or transfer the Properties to a third party.

21.13. Tax-Deferred Exchange Option. Each Seller shall have the right to elect to effect a tax-deferred exchange under Internal Revenue Code Section 1031 (a “Tax Deferred Exchange”) for the Properties at any time prior to the Closing Date. If such Seller elects to effect a Tax-Deferred Exchange, Buyer agrees to execute escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that Buyer shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange. Each Seller may assign any of its rights and delegate performance of any of their duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, however, that each Seller shall remain responsible to Buyer for the full and prompt performance of their respective delegated duties. Sellers shall indemnify and hold Buyer and its affiliates harmless from and against all claims, expenses (including reasonable attorneys’ fees), loss and liability resulting from its participation in any exchange undertaken pursuant to this Section 21.13 pursuant to the request of Sellers.

21.14. Public Announcements. The Parties agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the Party desiring to make such public announcement or statement shall consult with the other Parties hereto and endeavor in good faith to obtain approval of the other Parties hereto to the text of a public announcement or statement to be made solely by Sellers, on the one hand, or Buyer, on the other, as the case may be; provided, however, if Sellers, on the one hand, or Buyer, on the other is required by law or the rules of the New York Stock Exchange to make such public announcement or statement, then the same may be made without the approval of the other Parties.

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Executed as of the date set forth above.

SELLERS:

PXP Texas Limited Partnership

By:	PXP Texas Inc., its general partner

	By:	/s/ Thomas M. Gladney
Thomas M. Gladney
Vice President

PXP Gulf Coast Inc.

	By:	/s/ Thomas M. Gladney
Thomas M. Gladney
Vice President

PXP Louisiana LLC

	By:	/s/ Thomas M. Gladney
Thomas M. Gladney
Vice President

BUYER:

XTO Energy Inc.

By:	/s/ Vaughn O. Vennergerg, II
Vaughn O. Vennerberg, II
Executive Vice President - Administration